CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in the Prospectus Supplement to the Prospectus dated August 4, 1995 to Registration Statement No. 33-91148 of our report dated February 1, 1995 on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries (formerly known as Municipal Bond Investors Assurance Corporation and Subsidiaries).



                                        Coopers & Lybrand L.L.P.





March 28, 1995
New York, New York